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[GRAY CARY WARE FREIDENRICH LLP
LETTERHEAD APPEARS HERE]

                                                                     EXHIBIT 8.1



                              September 8, 1998


Ascend Communications, Inc.
One Ascend Plaza
1701 Harbor Bay Parkway
Alameda, CA  94502


Ladies and Gentlemen:


     We have acted as legal counsel to Ascend Communications, Inc., a Delaware corporation ("Ascend") in connection with (i) the preparation and execution of the Agreement and Plan of Merger dated August 3, 1998 (the "Merger Agreement") by and among Ascend, Wildcard Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Ascend ("Sub") and Stratus Computer, Inc., a Massachusetts corporation ("Stratus"); and (ii) the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the Proxy Statement of Stratus and the Prospectus of Ascend (the "Proxy Statement/Prospectus"). Pursuant to the Merger Agreement, Sub will merge with and into Stratus (the "Merger"). Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement.

     In connection with rendering this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed
(i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement and (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus.

     Subject to the foregoing and the fact that the discussion in the Proxy Statement/Prospectus under the heading "THE MERGER - Certain United States Federal Income Tax Consequences of the Merger" (the "Discussion") is a summary and does not purport to discuss all possible United States federal income tax consequences of the Merger, we are of the opinion that, based on the assumptions and qualifications set forth in the Discussion, the Discussion sets forth the material United States federal income tax consequences of the Merger to
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Gray Cary Ware Freidenrich LLP

Ascend Communications, Inc.
September 8, 1998
Page 2

holders of Stratus Common Stock who exchange such stock for Ascend Common Stock pursuant to the Merger Agreement. This opinion addresses only the Discussion. We express no opinion as to the United States federal, state, local, foreign or other tax consequences of the Merger, other than as set forth in the Discussion. There can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service ("IRS") or, if challenged, by a court.

     In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing judicial decisions, administrative regulations, published rulings and procedures, and such other authorities as we have considered relevant. Each of those authorities is subject to change at any time, possibly with retroactive effect. A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions upon which our opinion is based could adversely affect the accuracy of our conclusions set forth in the Discussion. In addition, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof, our opinion might be adversely affected and may not be relied upon. This opinion is expressed as of the date hereof, and we are under no obligation and do not undertake any responsibility to supplement or revise our opinion to reflect (i) any changes (including changes that have retroactive effect) in applicable law, in the material terms of the Merger Agreement, any other relevant document or corporate record; (ii) any facts which arise after the date of this opinion; or (iii) if any covenant, statement, representation, or assumption upon which we have relied in delivering this opinion becomes untrue or incorrect.

     This opinion has been delivered to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement, including the Proxy Statement/Prospectus constituting a part thereof, and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.



                              Very truly yours,

                              /s/ Gray Cary Ware & Freidenrich LLP
                              -------------------------------------
                              GRAY CARY WARE & FREIDENRICH LLP